EXHIBIT 23.2

LIMITATION OF RECOVERY AGAINST ARTHUR ANDERSEN LLP
POTENTIAL LIMITATION OF REMEDIES AGAINST ARTHUR ANDERSEN LLP

     This Annual Report does not include a consent from Arthur Andersen LLP related to the audited 2001 financial statements included in this Annual Report as the Plan was unable to obtain such written consent after reasonable efforts. The lack of such consent may cause a limitation in the remedies available against Arthur Andersen LLP in connection with the 2001 financial statements.

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